UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2019

TRANSBIOTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53316	26-0731818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 N. Tustin Ave., Suite 225

Santa Ana, CA 92705

(Address of principal executive offices) (zip code)

(949) 285-9454

(Registrant’s telephone number, including area code)

_______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2019, our Board of Directors approved the appointment of Kevin Moore and David Gandini, our Chief Executive Officer and Chief Revenue Officer, respectively, to our Board of Directors, effective December 2, 2019. Messrs. Moore and Gandini will serve in this capacity until the next meeting of stockholders or until their successor has been duly elected and qualified, or until the earlier of their death, resignation or removal.

Kevin Moore has served as our Chief Executive Officer since October 2019 and a member of our Board of Directors since December 2019. Prior to his appointment as our Chief Executive Officer, Mr. Moore has been a private investor. From 2017 to 2019, Mr. Moore was the President of Moore Holdings, Inc. and Managing Member of Vans Silver Peaks, LLC. From 2014 to 2017, Mr. Moore was the Managing Member Vans Equipment Denver LLC, Managing Member Vans Equipment South LLC, Managing Member Vans Silver Peaks LLC and President Moore Holdings, Inc. The Vans equipment companies are heavy equipment sale and rental companies, which initially started as a “greenfield” project during the Great Recession and grew to a very successful multi-location business serving the Colorado region. Prior to 2014, Mr. Moore was the President of Moore Holdings, Inc. and Managing Member of Vans Silver Peaks, LLC. Prior to joining Van’s Equipment Company, Mr. Moore was the Chief Executive Officer and owner of Summit Quality, an international quality management and sales organization which secured over $50 million year in revenue for its clients. Prior to that endeavor, Mr. Moore was the Chief Executive Officer and owner Automotive Testing Technologies. While in this position, he lead a team that quadrupled testing revenue in four years, then successfully sold the business to a competitor. Mr. Moore is currently an active business and real estate investor through Moore Holdings Incorporated.

Mr. Moore serves on the Board of Directors for SOBRSafe, Four Seasons Golf, RDM Holdings and the Shining Stars Foundation. He also participates in the University of Colorado MBA mentorship program and established the Shining Stars Young Adult mentorship program that supports young adults’ social and professional aspirations in a positive manner.

In October 2019, when Mr. Moore was appointed as our Chief Executive Officer, he was granted an incentive stock option under our 2019 Equity Compensation Plan to acquire 35,200,000 shares of our common stock, at an exercise price of $0.00792, which is equal to 110% of the fair market value of our common stock on October 25, 2019, with the stock options to vest in 36 equal monthly installments of 977,777 shares during the three-year term of the Mr. Moore’s Employment Agreement.

David Gandini has served as our Chief Revenue Officer since October 2019 and a member of our Board of Directors since December 2019. Prior to his appointment as our Chief Executive Officer, Mr. Gandini has been consulting regarding our business development since December 2018. Since September 2018, Mr. Gandini has also been a managing partner with First Capital Advisory Services, where he is responsible for capital creation, new business acquisition, business strategy and development and partnerships revenue generation. From 2014 to August 2017, Mr. Gandini was President of Alchemy Plastics, Inc., Englewood Colorado where he was responsible for US manufacturing, sales and strategic partnerships. From 2001 until 2014, when the company was acquired, Mr. Gandini served as the President of IPS Denver, a bank card personalization and packaging entity where he managed the company and market transformations to become a leader in the U.S. secured gift market space with revenues of $46M. Prior to his engagement at IPS, Mr. Gandini was the Chief Operations Officer at First World Communications, a major U.S. internet and Data Center provider and participated in its successful IPO in 2000, raising over $200M. Previously, Mr. Gandini founded Pace Network Services providing carrier SS7 signaling to U.S. long distance providers and facilitated a successful exit to ICG Communications on the heels of co-founding Detroit based Digital Signal in the fiber optic long haul market sector where me managed a successful exit to SP Telecom.

Mr. Gandini graduated Michigan State University with a degree in Telecommunications. He was a scholarship NCAA Division Hockey athlete, was a member of the US Junior National Team and a US Junior All American.

In October 2019, when Mr. Gandini was appointed as our Chief Revenue Officer, he was granted an incentive stock option under our 2019 Equity Compensation Plan to acquire 32,000,000 shares of our common stock, at an exercise price of $0.00792, which is equal to 110% of the fair market value of our common stock on October 25, 2019, with 24,000,000 of the stock options to vest in 36 equal monthly installments of 977,777 shares during the three-year term of the Mr. Gandini’s Employment Agreement., and the additional 8,000,000 option shares (the “Pre-Vesting Option Shares”) vesting as follows: 6,666,600 Pre-Vesting Option Shares representing the monthly vesting option shares for the ten months ended October 31, 2019, shall vest on November 1, 2019; and (ii) the remaining 1,333,400 Pre-Vesting Option Shares representing the monthly vesting option shares for the two months ended December 31, 2019 shall vest on January 1, 2020. In addition, Mr. Gandini has an Independent Contractor Agreement with IDTEC, LLC that entitles him 1,000,000 shares of our common stock when the IDTEC Transaction closes. These shares are being transferred to him has part of the 12,000,000 shares IDTEC, LLC will receive if the IDTEC Transaction closes and are calculated after giving effect to the reverse stock split contemplated as part of the IDTEC Transaction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TransBiotec, Inc.
a Delaware corporation

Dated: December 23, 2019	By:	/s/ Charles Bennington
Charles Bennington
	Its:	President

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